Dr. Hans Liebler Joins SCM Microsystems' Board of Directors

FREMONT, Calif., April 28 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced the appointment of Dr. Hans Liebler to its Board of Directors, effective June 1, 2008.

Liebler, 39, brings more than a decade of senior management experience in banking, consulting and direct investing to SCM's board. Since July 2006, he has been a general partner of Lincoln Vale European Partners, an investment management company he co-founded that is focused on strategic long-term investments in European small- and mid-cap companies, and which is currently the largest single stockholder of the Company. From September 2002 to July 2006, Dr. Liebler managed an investment fund he had conceived for Allianz AG, applying a private equity approach to European publicly listed companies. Dr. Liebler started his career at consulting company McKinsey & Company in Madrid and New York. He subsequently co-led McKinsey's German Corporate Finance practice during a time of expansion, leading many major European merger and acquisition projects and IPOs. Since 1998, Dr. Liebler has also served as an adjunct professor at the European Business School in Germany. He holds a Master's degree in Business Administration from the University of Munich and a Ph.D in Finance from the University of St. Gallen in Switzerland.

"We are very pleased that Dr. Liebler will join the Board of SCM Microsystems. His financial expertise and experience as a senior investment professional are valuable assets for the Company at this stage of its development and growth," said Werner Karl Koepf, Chairman of the Board.

"SCM Microsystems has a strong brand and reputation, a proven ability to innovate and an exciting vision for the security market," said Dr. Hans Liebler. "I look forward to working closely with SCM's management team and directors to help advise the Company on how best to leverage its strengths to maximize value in the marketplace and with shareholders."

When his appointment is effective in June, Dr. Liebler will become the seventh member of SCM Microsystems' Board of Directors. For further information about SCM Microsystems, please visit http://www.scmmicro.com.

About SCM Microsystems
SCM Microsystems is a leading provider of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry's broadest range of contact and contactless smart card reader technology for secure PC, payment systems, network and physical access, and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at http://www.scmmicro.com.

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SOURCE SCM Microsystems, Inc.